UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material pursuant to Rule 14a-12

HeartSciences Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Explanatory Note

This filing contains certain communications made in connection with the Proposed Transaction (as defined below) including a press release published by Fortitude Mining Holdings, Inc. (“Fortitude”), social media posts published by a certain executive officer Digital Currency Group, Inc. (“DCG”), the current sole stockholder of Fortitude, and the transcript of an interview by Blockspace Media with a certain executive officer of Fortitude.

Fortitude, a vertically-integrated digital asset mining platform anchored in Zcash, and HeartSciences Inc. (“HeartSciences”) (Nasdaq: HSCS), an AI-powered medical technology company, have entered into a definitive merger agreement to combine in an all-stock transaction (the “Proposed Transaction”). The following is important information that should be read together with communications included herein.

Additional Information About the Proposed Transaction and Where to Find It

Communications related to each of Fortitude and HeartSciences, their respective businesses and the Proposed Transaction may be deemed solicitation material in respect of the Proposed Transaction. In connection with the Proposed Transaction, HeartSciences has filed a preliminary proxy statement on Schedule 14A and may file additional relevant materials with the U.S. Securities and Exchange Commission (“SEC”). Following the filing of a definitive proxy statement with the SEC, HeartSciences will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the Proposed Transaction. INVESTORS AND SHAREHOLDERS OF HEARTSCIENCES ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT HEARTSCIENCES HAS FILED OR MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT HEARTSCIENCES AND THE PROPOSED TRANSACTION. COMMUNICATIONS THAT DO NOT CONTAIN ALL THE INFORMATION THAT SHOULD BE CONSIDERED CONCERNING THE PROPOSED TRANSACTION AND RELATED MATTERS ARE NOT INTENDED TO PROVIDE THE BASIS FOR ANY INVESTMENT DECISION OR ANY OTHER DECISION IN RESPECT OF SUCH MATTERS. The preliminary proxy statement, the definitive proxy statement and other relevant materials in connection with the Proposed Transaction (when they become available), and any other documents filed by HeartSciences with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and shareholders may obtain free copies of the documents filed with the SEC or by sending a request to the HeartSciences Investor Relations Department at investorrelations@heartsciences.com.

Cautionary Note Regarding Forward-Looking Information

Communications may contain forward-looking statements concerning HeartSciences, Fortitude and the Proposed Transaction and other matters. These forward-looking statements generally can be identified by the use of words such as “aim,” “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” “potential,” “target,” “objective,” “intend,” and other words of similar meaning, but the absence of these words does not mean that a statement is not forward-looking. All statements HeartSciences and/or Fortitude make in communications that do not relate to matters of historical fact should be considered forward-looking statements.

These forward-looking statements are based on management’s current expectations and assumptions as of the date of such communication and are subject to a number of known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such statements, which may include, without limitation, the following: the risk that the Proposed Transaction may not be completed on the anticipated timeline or at all; the failure to satisfy the conditions to the closing of the Proposed Transaction, including obtaining the requisite approval of the HeartSciences’ shareholders; market, macroeconomic, or other conditions that could adversely affect either HeartSciences or Fortitude, or the combined company; risks related to the integration of the two companies and the management of a newly public company; risks relating to Fortitude’s operations and business, including the highly volatile nature of the price of Zcash and other cryptocurrencies; and risks relating to significant legal, commercial, regulatory and technical uncertainty regarding digital assets generally. Additional factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements in such communications are discussed in HeartSciences’ filings with the SEC, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other reports filed with the SEC from time to time, and are discussed in the preliminary proxy statement filed by HeartSciences with the SEC in connection with the Proposed Transaction. Readers are cautioned not to place undue reliance on these forward-looking statements. Each of HeartSciences and Fortitude expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law. Any forward-looking statements made in such communications are made as of the date of the communication.

Participants in the Solicitation

HeartSciences and Fortitude, their respective directors and executive officers, and certain executive officers of DCG may be deemed to be participants in the solicitation of proxies from HeartSciences’ shareholders with respect to the Proposed Transaction. Information regarding the identity of the potential participants, and their direct or indirect interests in the Proposed Transaction, by security holdings or otherwise, is set forth in the preliminary proxy statement and other materials filed or that may be filed with the SEC in connection with the Proposed Transaction.

No Offer or Solicitation

Any information contained herein is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Proposed Transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. The Proposed Transaction will be implemented solely pursuant to the terms and conditions of the merger agreement, which contain the full terms and conditions of the Proposed Transaction.

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Fortitude Completes Acquisition of 12.5 MW Prosser, Nebraska Facility

Advances Fortitude’s venture mining strategy and further strengthens its owned power portfolio

Acquisition marks latest milestone as Fortitude advances toward public markets through proposed combination with HeartSciences (Nasdaq: HSCS)

FAIRPORT, N.Y.--(BUSINESS WIRE)--Fortitude Mining Holdings, Inc. (“Fortitude”), a vertically-integrated digital asset mining platform anchored in Zcash, today announced that it has completed the acquisition of a 12.5 megawatt (“MW”) digital infrastructure facility in Prosser, Nebraska (the “Prosser Facility”) in an asset purchase of the underlying real property. The transaction was funded entirely with cash on the Company’s balance sheet.

The acquisition is the latest in a series of strategic initiatives as Fortitude continues to build and scale its platform ahead of its proposed business combination with HeartSciences Inc. (Nasdaq: HSCS) (the “Proposed Transaction”), which aims to bring Fortitude’s vertically-integrated Zcash mining platform to the public markets. The Prosser acquisition follows the recent energization of the Company’s Grand Island facility and its definitive agreement with Bitmain for 9,000 Antminer Z15 Pro units, reflecting Fortitude’s continued momentum across its power portfolio and mining operations.

The Prosser Facility is Fortitude’s third Nebraska site and adds to an owned power portfolio of over 60 MW of contracted power across seven sites in South Dakota, Nebraska, Texas, and New York.

Transaction Terms

Key terms of the transaction include:

●	Purchase price of $6.25 million for the real property and improvements
●	Hosting deposit credit of approximately $985,000 applied against the purchase price
●	Sale of approximately $465,500 of T21 miners (1,400 units at $1.75/TH) credited against the purchase price
●	Net new cash to close of approximately $4.7 million, reflecting power deposits already made to Southern Public Power District
●	90-day construction warranty plus assignment of applicable manufacturer warranties

Facility and Operating Highlights

●	Low, stabilized power cost estimated at approximately $0.045 / kWh
●	Full infrastructure ownership, including the land, building, and an on-site 67 kV substation, providing stronger long-term asset control
●	Southwest Power Pool location, with the ability to take market pricing and participate in demand response programs
●	On-site repair and workshop, supporting operational efficiency and reduced downtime

“The acquisition of our Prosser Facility is a significant step forward in scaling our owned-and-operated portfolio,” said Andrea Childs, Chief Executive Officer of Fortitude. “By pairing targeted acquisitions like Prosser with our own greenfield development, we are building a vertically-integrated platform designed to maximize the value of every megawatt we own. As we advance toward the public markets through our proposed combination with HeartSciences, we continue to strengthen Fortitude as we aim to provide investors with unparalleled access to the generational Zcash opportunity.”

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“Prosser is what disciplined capital deployment looks like: an operating asset acquired with cash on hand that was generating revenue at close,” said Erik Ellingson, CFO of Fortitude. “Full ownership of the land, building and on-site substation gives us control of our cost structure and real flexibility in how we operate the site. We see acquisitions like Prosser as an important part of the growth we’re aiming for.”

The Prosser acquisition reflects a core pillar of Fortitude’s strategy: owning and operating the assets behind its mining operations rather than relying on third-party hosting. By adding another owned site, Fortitude is deepening its long-term control of its cost structure and expanding its power platform to capture additional high-conviction opportunities across the Proof-of-Work ecosystem. Prosser also advances Fortitude’s build-out of a Nebraska hub alongside Grand Island and Aurora, a geographic concentration that allows the Company to share personnel, spare parts and repair capabilities across sites and drive greater operational efficiency as the portfolio scales. The Company intends to continue growing its owned-and-operated portfolio through a complementary strategy that pairs greenfield development with targeted acquisitions like Prosser.

About Fortitude

Fortitude, currently wholly-owned by DCG, is an institutional-scale, vertically integrated venture mining platform operating across the Proof-of-Work ecosystem and anchored in Zcash. Fortitude pairs self-mining operations with an owned data center footprint, a diversified power portfolio backed by competitive long-term contracts, and disciplined capital allocation to identify and scale high-conviction opportunities in emerging Proof-of-Work ecosystems, beginning with its leadership position in the Zcash network. Fortitude is led by an experienced team of operators, capital markets professionals, and digital asset specialists with a track record of identifying and scaling high-conviction opportunities and building privacy-preserving digital asset infrastructure.

For more information, visit www.fortitudemining.com and follow Fortitude on X at @FortitudeCrypto

Cautionary Note Regarding Forward-Looking Information

This press release contains forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “aim,” “anticipate,” “expect,” “design,” “plan,” “will,” “would,” “believe,” “estimate,” “goal,” “intend,” and other words of similar meaning, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, express or implied statements relating to Fortitude and its plans and expectations concerning the Prosser Facility including expected operational efficiency and other benefits, its expectations concerning the continued growth of its owned-and-operated portfolio and the expectation that the Proposed Transaction will bring Fortitude to the public markets. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements.

These forward-looking statements are based on management’s current expectations and assumptions as of the date of this press release and are subject to a number of known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the following: the risk that the Proposed Transaction may not be completed on the anticipated timeline or at all; the failure to satisfy the conditions to the closing of the Proposed Transaction, including obtaining the requisite approval of the HeartSciences shareholders; market, macroeconomic, or other conditions that could adversely affect either HeartSciences or Fortitude, or the combined company; risks related to the integration of the two companies and the management of a newly public company; risks relating to Fortitude’s operations and business, including the highly volatile nature of the price of Zcash and other cryptocurrencies; and risks relating to significant legal, commercial, regulatory and technical uncertainty regarding digital assets generally. Additional factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements in this press release are discussed in the proxy statement filed by HeartSciences with the SEC in connection with the Proposed Transaction. Readers are cautioned not to place undue reliance on these forward-looking statements. Each of HeartSciences and Fortitude expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law. All forward-looking statements are made as of the date of this press release.

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Additional Information About the Proposed Transaction and Where to Find It

This press release may be deemed solicitation material in respect of the Proposed Transaction. In connection with the Proposed Transaction, HeartSciences has filed a preliminary proxy statement on Schedule 14A and may file additional relevant materials with the Securities and Exchange Commission (the “SEC”). Following the filing of a definitive proxy statement with the SEC, HeartSciences will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the Proposed Transaction. INVESTORS AND SHAREHOLDERS OF HEARTSCIENCES ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT HEARTSCIENCES HAS FILED OR MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT HEARTSCIENCES AND THE PROPOSED TRANSACTION. THIS PRESS RELEASE DOES NOT CONTAIN ALL THE INFORMATION THAT SHOULD BE CONSIDERED CONCERNING THE PROPOSED TRANSACTION AND RELATED MATTERS AND IS NOT INTENDED TO PROVIDE THE BASIS FOR ANY INVESTMENT DECISION OR ANY OTHER DECISION IN RESPECT OF SUCH MATTERS. The preliminary proxy statement, the definitive proxy statement and other relevant materials in connection with the Proposed Transaction (when they become available), and any other documents filed by HeartSciences with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and shareholders may obtain free copies of the documents filed with the SEC or by sending a request to the HeartSciences Investor Relations Department at investorrelations@heartsciences.com.

Participants in the Solicitation

HeartSciences and Fortitude, their respective directors and executive officers, and certain executive officers of Digital Currency Group, Inc. may be deemed to be participants in the solicitation of proxies from HeartSciences’ shareholders with respect to the Proposed Transaction. Information regarding the identity of the potential participants, and their direct or indirect interests in the Proposed Transaction, by security holdings or otherwise, is set forth in the preliminary proxy statement and other materials that have been or may be filed with the SEC in connection with the Proposed Transaction.

No Offer or Solicitation

This press release and the information contained herein is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Proposed Transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. The Proposed Transaction will be implemented solely pursuant to the terms and conditions of the merger agreement, which contain the full terms and conditions of the Proposed Transaction.

Contacts

Investor Relations and Media Contact:

ICR

Phone: 917-375-9457

Email: IR@fortitudemining.com

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Transcript of Blockspace Media Interview of Erik Ellingson

COLIN: Erik, welcome to the show, sir. How are you doing?

ERIK: I’m doing well, doing well. Thanks, Colin, Charlie, good to spend time with both of you. Appreciate you having me on today.

COLIN: Appreciate you taking the time, man. It’s been a long time coming. We’ve been covering Fortitude on the website for quite a while now, ever since it was spun off from Foundry and started getting its own footing. So this is a great opportunity for an update on what you all are planning — especially this merger with Heart Sciences for a public listing.

I think that’s a good place to start. What’s driving the decision, and what’s the market appetite right now for a crypto mining equity when most of the sector is pivoting toward AI? That’s probably first and foremost on investors’ minds. And if you can give a rough timeline for when you think this will be completed.

ERIK: Absolutely. Again, good to be here, and excited to talk about the transaction.

Unlike some of our mining brethren before us, we’re looking at a reverse takeover transaction with Heart Sciences , ticker symbol HSCS, as the vehicle for us to enter the public markets.

You asked a very specific question, Colin, on why now is the right time relative to market appetite for mining companies. From our perspective, and Barry talks about this often, across podcasts and Twitter, he likes to zig when others are zagging. So as folks are leaving the market, we see a gap in the space for us to enter from a mining perspective.

And we think about mining a little bit differently than some of the larger players who have been in the space for an extended period. We’re focused primarily on Zcash, and the mining economics of Zcash look very similar to the really early days of Bitcoin mining.

I want to talk about mining holistically here, as opposed to talking about our financials specifically. Zcash Info is a great resource put out by one of our sister companies, Foundry. If you look at Zcash Info, you can see the very specific economics tied to mining Zcash, 80-plus percent margins on any given day for the Z15 Pro. It’s a really attractive time for us to be mining the Zcash token.

And as you think about the profile of a mining company over the longer term, there’s a need for power assets, and there’s a significant need to purchase ASICs and mining equipment as well, appreciate you bringing that up, too, Charlie. If you go to the miner tab, you can see the profitability of the units directly, with the Z15 Pro at the top of the page. As we speak, at 10-cent power cost ,which is the electricity rate listed above, we’re still right at close to 80% mining margins. And of course, we’re at something less than 10 cents today in our power cost. We guided in our investor relations deck to bringing our cost to mine a Zcash token down from $70 to $40.

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So a little bit of a long-winded answer on the front end, but economics are the reason why. And why enter the public market? Fundamentally, it’s a capital growth story for us.

CHARLIE: I’m glad you talked about the economics, because that was actually going to be my next question. When you look at the company’s decision to go for something like Zcash versus Bitcoin mining, that’s the first thing that comes up. Have you all run numbers on Bitcoin recently, in terms of what the margins look like for new hardware, just to give listeners some perspective there?

ERIK: Yeah. Margins in the Bitcoin space are, depending on power cost, anywhere between 10 and 30% contribution or gross mining margins. And as mentioned, Zcash, again depending on your power cost, is in that 80 to 90% range for contribution or gross mining margins, depending on the underlying power cost of the business.

CHARLIE: And that 80% was based on 10-cent power. I believe in one of Fortitude’s press releases, you all are coming in somewhere around four cents a kilowatt-hour. Am I correct about that?

ERIK: You are, we’re in that 4-to-5-cent range. And that’s based on the hub we’re building in real time in Nebraska.

We were super excited to announce a recent greenfield site that we energized in Grand Island, Nebraska, and we had purchased another site earlier this year in Aurora, Nebraska. We’re working to build a hub there, again, that theme of zigging while others are zagging, in terms of being outside of Texas, in some less crowded markets that are still very open to an interruptible rate, which is fundamentally the thesis behind all crypto mining.

CHARLIE: Can you speak to that hunt for power a little bit, Erik? You said you’re looking outside of some of the more crowded markets. What’s the edge that crypto miners are looking for right now to secure power in such a constrained environment, with all of these data centers gobbling up every electron they can find?

ERIK: Yeah. The edge and the differentiating factor for crypto, versus the reliable, redundant load required in the AI/HPC space, is our flexibility, being able to shut off and curtail when the market requires it. That continues to be a theme in Bitcoin and across all of crypto mining, including Zcash.

Others are looking for that stable, reliable load, and even redundancy tied to it. A lot of the larger miners that are pivoting in real time are looking to purchase cogen sets and things like that, which add redundancy to their grid-connected power today. Whereas we’re comfortable working directly with the utility to put a curtailment strategy in place.

The other theme is that we’re working to find and fill smaller pockets of power. Outside the ERCOT grid in particular, there are agrarian economies across the Midwest that have power infrastructure supporting really only about twice-per-year use ,harvest season and plant season, for a lot of the agrarian economy. That infrastructure is there and primed to be coupled with crypto mining.

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COLIN: So I’m curious specifically about this Grand Island site. The curtailment piece seems to have been pretty big, coming into the area and saying, “Hey, we’re not going to drive up power costs, we’re going to make sure we’re shutting off when appropriate,” and dispelling fears of data centers driving up costs.

I’m curious about the moratorium pushback we’ve seen in certain jurisdictions and localities. How much of that is impeding or helping Fortitude’s ability to procure power? It seems like most of the ire is directed toward AI data centers, and there might be a case for crypto miners with that curtailment piece to duck that entirely, to say, “Hey, we’re not the same as these guys.” Or does it just make it a little bit harder, considering there’s more scrutiny on any power use? What have you all found?

ERIK: Yeah, it’s such a cop-out answer, but it’s on a case-by-case basis, Colin.

What I mean by case-by-case is if people are willing to listen and understand the nature of the load we’re utilizing, like Ryan Schmidt did specifically in Grand Island. He got on the local news to talk about how this is a great thing for the local economy, and an ability for them to bring in additional revenue and utilize power infrastructure that’s only used on a couple of occasions per year.

So the interruptible load and contract we signed with the folks in Grand Island, we’re really excited about working with Ryan and the team at GIUD and Grand Island to build that infrastructure, and now to energize it.

For folks that are willing to listen to what we believe can benefit we can bring to the grid, and the additional revenue that can be generated for that local economy, it’s not only us hiring people, there’s a construction component to what we’re doing, in addition to paying power costs, that supports Grand Island and the Grand Island community. So for folks that are willing to listen, we’re willing to partner with everybody from independent power producers, IPPs ,all the way down to local co-ops that want to provide us smaller loads.

CHARLIE: I’ll throw out a wrapping-up question. Obviously it’s case by case, and again, you’ve zigged when others have zagged, but does Fortitude have any plans to pursue AI/HPC co-location at all? Can you speak to that?

ERIK: Charlie, we’re not, not right now. But it’s a never-say-never mentality.

When we talk about our business, one of the cool themes — and one of the reasons I joined a little less than a year and a half ago ,was this mindset of being a returns maximalist. The team at DCG and us at Fortitude are always open to ideas, and want to take that return-on-investor-capital mindset first. If that over the long term means we’re going to explore opportunities, I think the group would be open to it.

CHARLIE: Awesome. Erik, thank you so much for joining, man. Really appreciate the time and we’ll have you back on as things start to develop for Fortitude.

ERIK: Appreciate it. Exciting times ahead of us, so excited to come back on and keep you guys abreast of everything we’re working on. Thanks, Colin. Thanks, Charlie. Appreciate the time.

COLIN: Thank you, Erik.

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